Exhibit 99.1

Contact:
John Conron, Chief Financial Officer	301.633.7709
Dan Schustack, CEOcast, Inc., Investor Relations	212.732.4300
Deanne Eagle, Media	917.837.5866

Neuralstem, Inc. Reports Third Quarter Financial Results
and Provides Business Update

ROCKVILLE, Maryland, November 17, 2009 –Neuralstem, Inc. (NYSE Amex: CUR) today provided a financial and business update for the third quarter ended September 30, 2009.

For the third quarter of 2009, the Company reported a net loss of $5,096,983, or $0.15 per share, compared with a net loss of $3,177,957 or $0.10 per share, for the comparable 2008 period. The increase was due to a non-cash charge related to a change in accounting for certain warrants, offset in part by reductions in other expense categories. Net loss attributable to common stockholders for the first nine months of 2009 was $7,380,751 or $0.22 per share, compared with $8,410,081, or $0.26 per share, for the comparable period in 2008, resulting from a year to date gain in accounting for warrants, partially offset by increases in non-cash stock-based compensation expense, R&D and legal fees.

Cash, cash equivalents and short-term marketable securities at September 30, 2009 totaled approximately $2.4 million, compared with approximately $4.9 million at December 31, 2008.  As of September 30, 2009, the Company estimated that cash on hand would be sufficient to meet its operating needs into the first quarter of 2010, including estimated costs associated with the clinical trials for its ALS programs  planned for commencement in the U.S. in 2010.

For the nine months ended September 30, 2009, cash used in operating activities totaled $3,613,084, a decrease of $1,118,358 or 24% compared to the same period in the prior year, primarily attributable to an increase of short term financing by vendors, employees and other service providers and a reduction in spending, particularly in research.

Clinical Program, Patent and General Business Update
In September the U.S. Food and Drug Administration (FDA) approved Neuralstem’s Investigational New Drug (IND) application to commence a Phase I trial to treat Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig's disease) with its spinal cord stem cells. The Company expects to begin trials in the first quarter of 2010.

Neuralstem CEO and President, Richard Garr, stated, "The beginning of our clinical trial program is a major step toward achieving Neuralstem's goal of treating ALS, a fatal neurodegenerative disease for which currently there is no effective treatment or cure. While this trial aims to primarily establish safety and feasibility data in treating ALS patients, we also hope to be able to measure a slowing down of the ALS degenerative process. This trial will be in the extremely capable hands of Dr. Eva L. Feldman, M.D., Ph.D., Director of the University of Michigan Health System ALS Clinic and the Program for Neurology Research & Discovery, and Dr. Jonathan Glass, Director of the Emory Neuromuscular Laboratory and Director of the Emory ALS Center, both of whom are world-renowned for their study and treatment of ALS patients. We believe that there is no better team to conduct this study for us," said Garr. Their participation is subject to formal IRB approval by their institutions.

The Company also announced that it has received notice of allowance from the United States Patent and Trademark Office (USPTO) for its patent entitled “Transplantation of Human Neural Cells For Treatment Of Neurodegenerative Conditions,” number 11/281,640.

“We are gratified to add this important core technology patent to our portfolio,” said Neuralstem President & CEO Richard Garr. “The transplantation of our neural stem cells to treat degenerative conditions of the nervous system is at the heart of Neuralstem’s mission.” “Most importantly,” said Neuralstem Chief Scientific Officer, Dr. Karl Johe, “the claims in this patent cover the manufacturing process of our future products from all regions of the human central nervous system (brain and spinal cord) through July of 2026.”

In August the company reported that its Exchange listing compliance plan submitted in July had been accepted by the NYSE AMEX LLC (the Exchange). The Company outlined a plan for regaining compliance and in accepting Neuralstem’s plan, the Exchange has granted the Company an extension until December 6, 2010 to become compliant.

 About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem plans to initiate a Phase I clinical trial to treat ALS with its stem cells. ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported in the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also to reverse paralysis in rats with Ischemic Spastic Paraplegia (as reported in NEUROSCIENCE, June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly report on Form 10-Q for the period ended June 30, 2009.

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Neuralstem, Inc.

Balance Sheets

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,420,715	$4,903,279
Prepaid expenses	160,204	136,287

Total current assets	2,580,919	5,039,566

Property and equipment, net	136,086	163,930
Intangible assets, net	264,342	212,265
Other assets	70,525	52,972

Total assets	$3,051,872	$5,468,733

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES

Accounts payable, accrued expenses and salaries	$2,353,257	$1,265,488

LONG-TERM LIABILITIES

Fair value of warrant obligations	5,622,339	-

Total liabilities	7,975,596	1,265,488

STOCKHOLDERS' (DEFICIT) EQUITY

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 34,829,234 and 33,751,300 shares outstanding in 2009 and 2008 respectively	348,292	337,513
Additional paid-in capital	59,311,203	61,352,527

Accumulated deficit	(64,583,219)	(57,486,795)
Total stockholders' (deficit) equity	(4,923,724)	4,203,245

Total liabilities and stockholders' (deficit) equity	$3,051,872	$5,468,733

Statements of Operations
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development costs	1,308,565	1,766,040	4,195,366	4,598,611
General, selling and administrative expenses	1,191,480	1,400,795	3,898,666	3,802,673
Depreciation and amortization	22,537	17,223	64,757	46,760
	2,522,582	3,184,058	8,158,789	8,448,044
Operating loss	(2,522,582)	(3,184,058)	(8,158,789)	(8,448,044)

Nonoperating (expense) income:
Interest income	6,274	6,101	17,054	37,963
Interest expense	(194)	-	(194)	-
(Loss) gain from change in fair value of warrant obligations	(2,580,481)	-	761,178	-
	(2,574,401)	6,101	778,038	37,963

Net loss attributable to common shareholders	$(5,096,983)	$(3,177,957)	$(7,380,751)	$(8,410,081)

Net loss per share, basic and diluted	$(0.15)	$(0.10)	$(0.22)	$(0.26)

Weighted average common shares outstanding, basic and diluted	34,562,322	32,151,300	34,027,542	32,008,533